NEWS FOR IMMEDIATE RELEASE
May 14, 2004

CONTACT: Colleen McCann-Lillie
(509) 534 – 6200

Ambassadors Group Initiates Stock Buyback Plan

Spokane, WA – May 14, 2004

Ambassadors Group, Inc. (NASDAQ: EPAX) (“Company”), a leading provider of educational travel experiences, announced today that the Company plans to repurchase up to $5,000,000 of the company’s common stock. The repurchase program, which was approved by the Company’s board of directors, provides for buying stock on the open market and retiring the shares to the Company’s treasury. The Company will determine the timing, the price and the number of shares to be repurchased under the program.

Jeff Thomas, chief executive officer, stated, “We are pleased that we have adopted a share repurchase plan to enhance shareowner value. Our cash position, stock valuation and progress year-to-date have led us to believe that an investment in our ourselves is a good investment decision. We will watch our stock trading closely to target the right repurchase opportunities.”

About the Company

Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.

Forward-Looking Statements

Forward-looking statements, which are included per the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Such forward-looking statements speak only as of the date of this report, and are subject to risks including: the consequences of the war with Iraq, conflict in the Middle East, periods of international unrest, the outbreak of disease, changes in the direct-mail environment, changes in conditions in the travel industry, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to the Company’s annual report for the year ended December 31, 2003, on Form 10-K filed on March 12, 2004.